Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CAMPBELL & COMPANY ANNOUNCES NEXT STEPS IN MANAGEMENT
TRANSITION

BALTIMORE, MD, September 14, 2011 – Campbell & Company today announced that the firm’s current President, Stephen Roussin, has been appointed Chief Executive Officer effective October 1, 2011.

Mr. Roussin joined Campbell in June 2011 as President, following a successful career in New York, most recently as Managing Director and Head of Investment Solutions for UBS Wealth Management Americas and as President & Chief Operating Officer for New York Life Investment Management.

Mr. Roussin’s appointment is part of a planned transition, as current CEO Terri Becks had indicated her desire to retire when a successor was in place. Ms. Becks’ career at Campbell spans over 20 years, initially as Chief Financial Officer and as Chief Executive Officer since 2007. Ms. Becks will continue to be a shareholder of the firm and an advisor to the board.

Keith Campbell, the firm’s Chairman commented, “I am pleased at how smoothly the transition has occurred. It is a credit to both Terri and Steve’s leadership, but it also reflects the team-based culture and spirit of collaboration that has existed at Campbell for a very long time. I am confident that we are well positioned for the next phase of Campbell’s growth.”

Founded in 1972, Campbell & Company is a pioneer in absolute return investment management, specializing in systematic managed futures and equity market-neutral strategies. Recognized as an innovator in quantitative modeling, Campbell’s research efforts are designed to exploit structural market inefficiencies and have delivered attractive risk-adjusted returns over time. Campbell and its affiliates manage over $3Bn in assets for a broad array of institutional and private clients around the world.

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For further information:   Tracy Wills-Zapata
            Managing Director, Business Development (410) 413-4554

2850 Quarry Lake Drive · Baltimore, Maryland 21209 · Phone (410) 413-2600 · Toll Free (800) 698-7235 · Fax (410) 413-2700

www.campbell.com